Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MOODY’S CORPORATION

Moody’s Corporation, a Delaware corporation (the “Corporation”), hereby certifies that:

1. Article Fifth of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

FIFTH: The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws which is to the same effect as Article Fifth, Article Seventh, and Article Eighth of this Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.

2. Article Seventh of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

SEVENTH: (1) The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. Directors shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a newly created directorship that results from an increase in the number of directors or to fill a vacancy occurring on the Board of Directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders. Directors may be removed either for or without cause, and the removal of any director, whether for or without cause, requires the affirmative vote of at least a majority of the voting power of all the shares of the corporation entitled to vote thereon, voting together as a single class.

(2) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) expressly applicable to such directorships.

3. Article Ninth of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

NINTH: Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Article Fifth, Article Seventh, Article Eighth or this Article Ninth or to adopt any provision inconsistent therewith.

4. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

In witness whereof, the Corporation has caused this certificate to be signed by its duly authorized officer on the date set forth below.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
Name: John J. Goggins
Title: Executive Vice President and
General Counsel

Date:	April 22, 2020